Exhibit 1

Whitestone Comments on ISS Recommendation

Whitestone Urges Shareholders to Protect the Value of Their Investment
by Voting “FOR” Each of Whitestone’s Highly Qualified Trustees on the WHITE Proxy Card Today

Houston, May 04, 2018 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today issued the following statement in response to a report issued by Institutional Shareholder Services (“ISS”) in connection with the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 17, 2018.

We strongly believe that ISS has reached the wrong conclusion in failing to recommend that shareholders vote “FOR” all of Whitestone’s trustees.

Most importantly, Whitestone has delivered what our shareholders want and care most about: as ISS acknowledges, we have generated total shareholder returns (“TSR”) that are among the best in the publicly traded U.S. shopping center REIT sector. In 2017, we distributed more than $40 million in dividends and ranked #1 in TSR among the 17 U.S. Public Shopping Center REITs. Similarly, for the year ended December 2017, we achieved competitive TSR rankings of #2 of 16 over a three-year period, #5 of 15 over a five-year period, and #4 of 13 since our IPO, per S&P Global Market Intelligence1.

Further, we believe ISS failed to recognize that KBS’s nominees lack the experience necessary to protect the interests of all shareholders. KBS has not articulated any plan or ideas that would be beneficial for Whitestone’s future or warrant the Board representation it is seeking. Neither of KBS’s nominees possesses retail real estate experience, is familiar with Whitestone’s target markets, or has ever operated or invested in retail real estate in Whitestone’s core markets in Texas and Arizona.

In contrast, Whitestone’s Board of Trustees, which has been significantly refreshed with three new trustees added in 2017, is committed to enhancing shareholder value and ensuring the continued growth and success of the Company. The Company’s trustees have expertise in real estate, retail, operations, and finance. They also possess extensive experience in other key areas critical to Whitestone’s business and long-term success.

In our view, voting for EITHER of KBS’s nominees puts the Company’s leadership, future and your investment at risk. Do not allow KBS to derail the Company’s strategic plan and threaten shareholder value.

The Whitestone Board recommends that shareholders vote “FOR” ALL of the Company's highly qualified trustees - Nandita Berry, Jack Mahaffey and Jim Mastandrea - on the WHITE proxy card today.

Whitestone shareholders are reminded that their vote is extremely important, no matter how many shares they own. The Whitestone Board unanimously urges shareholders to protect the value of their investment by voting “FOR” ALL of Whitestone’s trustees on the WHITE proxy card and to discard any other proxy materials you may receive from KBS. If you have already returned a blue proxy card, you can change your vote by signing, dating and returning a WHITE proxy card TODAY. Only your latest dated proxy card will be counted.

If you have any questions or require any assistance in voting your shares, please call the Company’s proxy solicitor listed below:

INNISFREE M&A INCORPORATED
Toll-free at (888) 750-5834 (from the U.S. or Canada)
or
(412) 232-3651 (from other locations)

About Whitestone REIT

Whitestone is a community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality "e-commerce resistant" neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provide daily necessities, needed services and entertainment to the communities in which they are located. Whitestone's properties are primarily located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest growing U.S. population centers with highly educated workforces, high household incomes and strong job growth. Visit www.whitestonereit.com for additional information.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “believe,” “continue,” “goals” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: the Company's ability to meet its long-term goals, its assumptions regarding its earnings guidance, including its ability to execute effectively its acquisition and disposition strategy, to continue to execute its development pipeline on schedule and at the expected costs, and its ability to grow its NOI as expected, which could be impacted by a number of factors, including, among other things, its ability to continue to renew leases or re-let space on attractive terms and to otherwise address its leasing rollover; its ability to successfully identify, finance and consummate suitable acquisitions, and the impact of such acquisitions, including financing developments, capitalization rates and internal rate of return; the Company’s ability to reduce or otherwise effectively manage its general and administrative expenses, including in connection with the recent proposed nomination of trustees by a shareholder of the Company; the Company’s ability to fund from cash flows or otherwise distributions to its shareholders at current rates or at all; current adverse market and economic conditions; lease terminations or lease defaults; the impact of competition on the Company's efforts to renew existing leases; changes in the economies and other conditions of the specific markets in which the Company operates; economic, legislative and regulatory changes, including the impact of the Tax Cuts and Jobs Act of 2017; the success of the Company's real estate strategies and investment objectives; the Company's ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended; and other factors detailed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the Securities and Exchange Commission (“SEC”) from time to time.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Whitestone REIT has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2018 Annual Meeting (the “Definitive Proxy Statement”). Whitestone REIT, its trustees and its executive officers and Innisfree M&A Incorporated on their behalf will be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the names of the Company’s trustees and executive officers and their ownership in the Company’s common shares and other securities is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Trustees for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a copy of the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.whitestonereit.com.

Whitestone REIT Contacts:

Investors Contact:

Kevin Reed, Director of Investor Relations
Whitestone REIT
(713) 435-2219
ir@whitestonereit.com

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel / Amy Feng / Dan Moore
(212) 355-4449

[1]   Total shareholder return is defined as share price change plus re-invested dividends.  Peers include Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust Inc., DDR Corp., Federal Re-alty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corp., Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers Inc., Urban Edge Properties, Urstadt Biddle Properties Inc., Weingarten Realty Investors, and Wheeler REIT Inc., excluding any such peer which was not a public company for the entirety of the applicable TSR period.